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EXHIBIT 99.1

[EQUITY OIL LETTERHEAD]

NEWS RELEASE

RELEASED AT 7:00 AM MDT August 1, 2003

CONTACTS:	Paul Dougan, President Dave Donegan, Vice President (801) 521-3515

Equity Oil Reports First Half Net Income From Continuing Operations Of 11 Cents Per Share

        SALT LAKE CITY—(PR Newswire)—August 1, 2003—Equity Oil Company (NASDAQ NM: EQTY) today reported results (and comparisons to prior-period figures) for the first six months and three months ended June 30, 2003.

2003 Revenues and Cash Flow Improve Over 2002 Results

        Equity reported first half 2003 net income from continuing operations of $1.296 million, or 11 cents per diluted common share. This compares to reporting a first half 2002 net income from continuing operations of $708,464, or six cents per diluted common share. Total revenues for the first half were $13.6 million, a 30% improvement compared to total net revenues of $10.4 million for the same period last year. The first half 2003 total revenues were impacted by $2.33 million for amounts paid under Equity's hedging agreements. Total weighted average shares outstanding on a diluted basis for 2003 were 12.2 million, a decrease of 4% from 12.7 million shares outstanding reported for 2002's first half as a result of the company's share buyback in 2002.

        Equity posted net income of $979,254, or eight cents per share for the first half of 2003. This compares to 2002 first half net income of $903,025, or seven cents per share. The 2003 net income includes two non-recurring items: income from discontinued operations resulting from the sale of certain Canadian properties of $745,209, net of income taxes, and a non-cash one time loss resulting from the cumulative effect of a change in accounting method of $1.1 million, net of income tax benefit. The change in accounting method was the result of the adoption of FAS 143 Accounting for Asset Retirement Obligations.

        Higher commodity prices in the current year offset lower volumes when compared with the same quarter of 2002. Total revenues for the second quarter 2003 of $6.8 million were down 2% from second quarter 2002 levels of $6.9 million. Income from continuing operations of $504,000 or four cents per diluted share was down 30% in the second quarter this year compared to the second quarter of 2002 amount of $740,000 or seven cents per diluted share.

        Equity's first half 2003 EBITDAX from continuing operations (earnings from continuing operations before income taxes, interest, accretion expense, depreciation and amortization, 3-D seismic costs and exploration expenses) was $6.64 million, a 32% increase over 2002 comparable EBITDAX of $5.05 million. EBITDAX is a common calculation used in the oil and gas industry. Refer to the table below and the company's 2002 annual report for previous year's comparisons and a definition.

Production and Operations

        First half 2003 production of 582 MBOE was 6% lower than first half 2002. Second quarter production of 287 MBOE was 3% lower then 2003 first quarter and 30% lower than 2002 second quarter. The sequential quarter decline is attributable to natural declines and the reduction of 13,000 BOE of production resulting from the sale of certain Canadian properties. Further, gas production from our Sacramento Basin acquisition has decreased from the initial rates when we acquired the properties as we have changed the operating philosophy to maximize the ultimate recovery of natural gas from the properties. Management expected a sequential quarter decline since the bulk of the 2003 capital program will take place during the last nine months of the year and any related production increases will occur during the third and fourth quarters. Equity's successful exploration well in North Dakota went on production in July. The FH Petroleum #1-3BR well is currently flowing 130 barrels of oil per day. The company also completed three water shut-off treatments during the quarter in the Big Horn Basin adding 100 barrels of oil per day to Equity's total daily production rate.

        A three well developmental drilling program in California was completed and natural gas production from those wells began in July 2003. The three wells are currently producing at a combined rate of about 1 MMcf per day. An exploration well drilled to the Winters Formation in the Todhunters Lake Field was plugged and abandoned. Equity emphasizes this was an exploration well with attendant risks and no production from this well was ever included in production forecasts. The company has made no change to its full-year production target of 1.2 MMBOE to 1.4 MMBOE.

        The company received an average price of $24.67 per barrel of oil and $3.50 per Mcf of natural gas produced during the first half of 2003 compared to $20.17 per barrel of oil and $2.38 per Mcf of natural gas received in the same period of 2002. The received prices are net of payments made under hedging agreements. Through April 30, 2003, Equity had an oil hedge on 1,100 barrels per day with a floor of $23.00 per Bbl and a ceiling of $27.10 per Bbl. As of May 1, 2003, Equity has no hedges in place for its oil production. The company has two gas hedges in place, both of which are costless collars. One contract expires in April 2004 for 5,000 MMBtu per day with a floor of $3.00 per MMBtu and a ceiling of $4.43 per MMBtu; the second contract for 1,000 MMBtu per day with a floor of $3.50 per MMBtu and a ceiling of $4.915 per MMBtu expires at the end of December 2003. Excluding the effect for the hedge contracts, Equity received an average of $27.09 per produced barrel and $4.42 per Mcf produced in the first half of 2003. All production is sold at spot prices, plus or minus certain differentials for commodity quality and transportation costs.

Gross Margins Significantly Improve

        First six months 2003 gross margin (revenues less operating costs and general and administrative costs) per unit produced was $12.92 per BOE, up 40% from the $9.22 per BOE reported in 2002, and up 29% over full-year 2002's reported $10.00 per BOE. Depreciation, depletion and amortization per BOE of $6.58 is in line with company guidance. General and administrative costs of $2.92 per BOE were higher than 2002 first half due to increases in insurance costs, legal expenses, employee benefits, and shareholder relations. On an annualized basis, the G&A cost per BOE exceeds the company guidance in the first half but the company believes the annual amounts will be within or slightly higher than the guidance amounts.

        The amount owing under Equity's revolving credit facility at June 30, 2003, was $29.0 million, down 16% from 2002's year end balance of $34.5 million. Interest expense of $588,691 was higher than the $370,968 reported in the same period of 2002 due to the higher amount outstanding under the credit facility. The company's current interest rate for its revolving credit facility averages 3.40%. Equity's interest coverage ratio, (the number of times net cash from operations covers interest expense) is a comfortable 8.2 times. Using EBITDAX, the ratio is 11.3 times.

Management's Discussion

        Paul Dougan, President and Chief Executive Officer said: "With the strong first half results in revenue, EBITDAX, net cash provided by operations and net income, 2003 is shaping up to be a very good year for Equity. Our 2003 drilling program is well underway as is our water shut-off treatment program in the Bighorn Basin and we're excited about the balance of the year. Investors should recognize, and become confident of, our ability to generate solid returns at the wellhead. During the first half of the year gross margin of $12.92 per BOE was 40% higher than the first half of 2002. Income from continuing operations was very strong for us in the first half, posting, I believe, one of the best period-over-period increases among our peer group. I'm pleased that we're making good on our projections and expectations although I continue to be disappointed that the equity markets don't recognize the underlying value of the company's assets."

About Equity Oil Company

        According to Oil & Gas Journal, Equity Oil Company is the 112th largest independent oil and gas exploration and production company. The company's operations are focused in hydrocarbon-rich basins in California, Colorado, North Dakota and Wyoming. Predominately an oil producer prior to 2002, natural gas reserves grew by 121% in 2002 and natural gas production increased 181%. Equity's headquarters are in Salt Lake City, Utah with technical and operating offices in Denver, Colorado and Cody, Wyoming. The company's common stock trades as EQTY on the NASDAQ National Market System.

Forward-Looking Statement

        Certain of the statements set forth in this release regarding estimated or anticipated 2003 results, drilling and operating plans and estimated or anticipated production volumes are forward-looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

        Operational and Financial Tables follow

Equity Oil Company
(and Consolidated Subsidiaries)

PRODUCTION, PRICE DATA AND UNIT ANALYSIS

	Quarter Ended June 30,			Six Months Ended June 30,
	2003		2002	2003		2002
Oil (MBbL)	143		159	288		319
Gas (MMcf)	864		1,490	1,762		1,796

Total production (MBOE)	287		407	582		618

Average oil price/BBL	$24.84	*	$23.23	$24.67	*	$20.17
Average gas price/MCF	$3.57	*	$2.48	$3.50	*	$2.38
Average price/BOE	$23.23	*	$17.54	$23.03	*	$16.78
Unit Margin Analysis, per BOE
Total revenues	$23.62		$16.95	$23.39		$16.95
Lease operating costs	$(8.33)		$(4.75)	$(7.55)		$(5.89)
G&A	$(2.86)		$(1.45)	$(2.92)		$(1.84)

Gross Profit	$12.43		$10.75	$12.92		$9.22
Interest expense	$(.97)		$(.79)	$(1.01)		$(.60)

Cash flow	$11.46		$9.96	$11.91		$8.62

DD&A	$6.62		$5.90	$6.57		$5.34

*
Includes the effects of hedging

Equity Oil Company
(and Consolidated Subsidiaries)

INCOME STATEMENT DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(In thousands, except per share data)
Revenues
Oil and gas sales	$6,668	$6,866	$13,396	$10,377
Other income	111	33	217	100

Total revenues	6,779	6,899	13,613	10,477

Expenses
Leasehold operating costs	2,390	1,932	4,394	3,639
Depreciation, depletion & amortization	1,900	2,400	3,825	3,300
Equity loss in Symskaya Exploration, Inc.	—	34	—	74
3-D seismic	2	—	12	15
Exploration	110	28	154	52
General and administrative	823	592	1,701	1,139
Production and exploration overhead	443	308	877	652
Accretion expense	68	—	136	—
Interest	278	319	589	371

Total expenses	$6,014	$5,613	$11,688	$9,242

Income from continuing operations before income taxes	$765	$1,286	$1,925	$1,235
Provision for income taxes	261	546	629	527

Income from continuing operations	504	$740	$1,296	$708
Discontinued operations, net of income taxes
Income from operations of properties sold	—	121	90	195
Gain on sale of properties	—	—	655	—

Income before effect of accounting change	504	861	2,041	903
Cumulative effect of accounting change	—	—	(1,062)	—

Net income	$504	$861	$979	$903

SHARE INFORMATION
Basic net income per common share	$0.04	$0.07	$0.08	$0.07

Basic weighted average shares outstanding	12,009	12,461	12,009	12,573
Diluted weighted average shares outstanding	12,288	12,627	12,260	12,721
Diluted net income per share	$0.04	$0.07	$0.08	$0.07

Equity Oil Company
(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2003	Dec. 31, 2002
	(In thousands)
Assets
Current assets	$6,045	$7,043
Property and equipment, net	67,994	69,026
Other assets	613	731

Total assets	$74,652	$76,800

Liabilities and Stockholders' Equity
Current liabilities	$4,136	$4,319
Long-term debt	29,000	34,500
Deferred income taxes	4,166	4,398
Other liabilities	3,283	333
Stockholders' equity	34,067	33,250

Total liabilities and stockholders' equity	$74,652	$76,800

Long-term debt to total assets	39%	45%

Equity Oil Company
(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(In thousands)
Net income	$503	$861	$979	$903
Depreciation, depletion and amortization	1,900	2,400	3,825	3,300
Accretion expense	68	—	136	—
Cumulative change in accounting method	—	—	1,062	—
Equity loss in Symskaya Exploration, Inc.	—	34	—	74
(Gain) loss on sale of oil and gas properties	13	3	(1,265)	3
Change in other assets	59	64	118	79
Deferred income tax expense	(167)	490	485	514
Changes in working capital	819	(2,319)	(509)	(2,346)

Net cash provided by operating activities	$3,195	$1,533	$4,831	$2,527
Net cash provided by (used in) investing activities	(1,208)	(31,890)	(66)	(33,377)
Net cash used in financing activities	(3,500)	30,287	(5,500)	30,212
Net increase (decrease) in cash	$(1,513)	$(70)	$(735)	$(638)
Cash at beginning of period	2,126	393	1,348	961

Cash at end of period	$613	$323	$613	$323

Equity Oil Company
(and Consolidated Subsidiaries)

QUANTITATIVE ANALYSIS OF EDITDAX(1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Income from continuing operations before tax	$764	$1,286	$1,925	$1,235
Accretion expense	68	—	136	—
Interest expense	278	320	589	371
Depreciation, depletion and amortization	1,900	2,400	3,825	3,300
3-D seismic	2	—	12	15
Exploration expenses	110	62	154	126

EDITDAX, from income statement	3,122	4,068	6,641	5,047

EDITDAX, from income statement, per diluted common share	$0.25	$0.32	$0.54	$0.40

(1)
EBITDAX—Defined as net income from continuing operations before income taxes, interest expense, accretive interest, DD&A, impairments, non-cash losses, leasehold abandonments, 3-D seismic, and exploration expense. Equity includes information concerning EBITDAX because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies.

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Equity Oil Reports First Half Net Income From Continuing Operations Of 11 Cents Per Share